Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: March 7, 2013
Boise Cascade Company Reports Financial Results for Fourth Quarter and Year End 2012

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported financial results for the quarter and year ended December 31, 2012.

Fourth Quarter and Year End 2012 Operating Results

•
Total sales in fourth quarter 2012 were $694.6 million, compared with $547.4 million in fourth quarter 2011. Total sales for the full year improved by 24% to $2,779.1 million: growth of 23% in our Building Materials Distribution (BMD) segment and 32% in our Wood Products segment.

•
Net income was $1.3 million in fourth quarter 2012, compared with a net loss of $13.8 million in the same period last year. Net income improved to $41.5 million for the full year 2012, compared with a net loss of $46.4 million in 2011.

•	Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $17.0 million for the fourth quarter 2012 and $96.6 million for the full year.

U.S. housing starts improved 28% to 780,000 in 2012, compared with 609,000 in 2011. Housing start levels remain significantly below the historical average for the last 20 years of approximately 1.4 million units per year. However, as of February 2013, Blue Chip consensus forecast for 2013 is 990,000, a 27% increase from 2012 levels.

"We experienced a fourth consecutive quarter of positive income from operations, underscored by strong plywood prices and improved demand for the products we manufacture and distribute. We are pleased with our successful initial public offering (IPO) completed on February 11, 2013. The IPO, together with our debt refinancing in early fourth quarter 2012, provides the Company with a strong liquidity position to take advantage of continued improvement in the markets, execute strategic initiatives within our existing operations, and evaluate growth opportunities," stated Tom Carlile, CEO.

	4Q 2012	4Q 2011	3Q 2012	2012	2011

	(thousands)

Total sales	$694,580	$547,442	$764,596	$2,779,062	$2,248,088
Net income (loss)	$1,278	$(13,791)	$23,503	$41,496	$(46,363)
Total Company EBITDA	$17,006	$545	$36,821	$96,575	$9,479
BMD segment EBITDA	$8,055	$1,344	$12,563	$32,874	$10,384
Wood Products segment EBITDA	$13,233	$2,216	$28,628	$80,238	$13,316

Building Materials Distribution Segment

BMD segment sales were $553.1 million in the fourth quarter, up 29% from the same quarter a year ago. Volumes for the segment were up approximately 14%, with prices up about 13%. BMD reported $8.1 million of EBITDA in fourth quarter, up from the $1.3 million reported in fourth quarter 2011. Gross margins were 11.5% in the quarter, compared with 11.9% in the same quarter a year ago. Total expenses were lower as a percent of sales, resulting in an increased operating margin. For the full year 2012, BMD reported EBITDA of $32.9 million on $2.2 billion of sales, compared with 2011 EBITDA of $10.4 million on sales of $1.8 billion.

Wood Products Segment

Wood Products segment sales in the fourth quarter were $230.5 million, up 28% from the same quarter a year ago. The sales increase was attributable primarily to 28% higher plywood sales prices and 19% higher plywood sales volumes, 18% higher laminated veneer lumber (LVL) sales volumes, 31% higher I-joist sales volumes, and 28% higher lumber sales volumes. The segment reported $13.2 million of EBITDA for the quarter, compared with $2.2 million of EBITDA reported in fourth quarter 2011. The main factors contributing to the improved financial performance were improved plywood pricing and lower per-unit manufacturing costs resulting from higher sales volumes for engineered wood products (EWP) and plywood. For the full year 2012, Wood Products reported sales of $943.3 million and EBITDA of $80.2 million. This compares with 2011 sales of $712.5 million and EBITDA of $13.3 million.

Balance Sheet

Boise Cascade ended 2012 with $54.5 million of cash and $195.6 million of undrawn committed bank line availability, for total available liquidity of $250.2 million. At December 31, 2012, Boise Cascade reported outstanding debt of $275.0 million. In February 2013, we received net proceeds of approximately $263 million from our IPO.

Outlook

We expect to continue to experience demand below historical levels for the products we manufacture and distribute. However, the housing industry is showing signs of improvement in the U.S. and we remain optimistic that the recent improvement in demand for our products will continue in 2013. Favorable commodity wood product prices during 2012 have continued into 2013 but could be volatile in response to operating rates and inventory levels in various distribution channels. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity.

About Boise Cascade

Boise Cascade Company is a leading U.S. wholesale distributor of building products and one of the largest producers of engineered wood products and plywood in North America. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Thursday, March 7, at 11 a.m. Eastern, at which time we will review the company's recent performance. You can join the webcast through our website by going to www.bc.com and clicking on the link to the webcast under the News & Events heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 866-203-2528 (international callers should dial 617-213-8847), participant passcode 94625744, at least 10 minutes before the start of the call.

The archived webcast will be available in the News & Events section of our website. A replay of the conference call will be available from Thursday, March 7, at 2 p.m. Eastern through Thursday, March 14, at 11 p.m. Eastern. Playback numbers are 888-286-8010 for U.S. calls and 617-801-6888 for international calls, and the passcode will be 42814497.

Basis of Presentation

We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA, a non-GAAP financial measure. EBITDA is defined as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for the limitations of EBITDA by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2012	December 31
	2012	2011		2012	2011
Sales
Trade	$689,486	$542,288	$759,330	$2,759,290	$2,229,325
Related parties	5,094	5,154	5,266	19,772	18,763
	694,580	547,442	764,596	2,779,062	2,248,088
Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	592,022	476,772	638,994	2,343,174	1,952,619
Materials, labor, and other operating expenses from related parties (excluding depreciation)	15,567	8,918	14,131	60,271	40,058
Depreciation and amortization	8,489	9,522	8,461	33,407	37,022
Selling and distribution expenses	58,201	51,666	62,572	235,055	204,998
General and administrative expenses	11,200	8,786	12,185	43,122	37,242
Other (income) expense, net	496	854	121	902	3,195
	685,975	556,518	736,464	2,715,931	2,275,134

Income (loss) from operations	8,605	(9,076)	28,132	63,131	(27,046)

Foreign exchange gain (loss)	(88)	99	228	37	(497)
Interest expense	(7,286)	(4,813)	(4,840)	(21,757)	(18,987)
Interest income	111	93	87	392	407
	(7,263)	(4,621)	(4,525)	(21,328)	(19,077)

Income (loss) before income taxes	1,342	(13,697)	23,607	41,803	(46,123)
Income tax provision	(64)	(94)	(104)	(307)	(240)
Net income (loss)	$1,278	$(13,791)	$23,503	$41,496	$(46,363)

Segment Information
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2012	December 31
	2012	2011		2012	2011
Segment sales
Building Materials Distribution	$553,068	$429,424	$605,206	$2,190,235	$1,779,369
Wood Products	230,508	180,250	259,759	943,252	712,461
Intersegment eliminations	(88,996)	(62,232)	(100,369)	(354,425)	(243,742)
	$694,580	$547,442	$764,596	$2,779,062	$2,248,088

Segment income (loss)
Building Materials Distribution	$5,852	$(830)	$10,300	$24,032	$1,988
Wood Products	6,971	(5,073)	22,464	55,794	(15,071)
Corporate and Other	(4,306)	(3,074)	(4,404)	(16,658)	(14,460)
	8,517	(8,977)	28,360	63,168	(27,543)

Interest expense	(7,286)	(4,813)	(4,840)	(21,757)	(18,987)
Interest income	111	93	87	392	407
Income (loss) before income taxes	$1,342	$(13,697)	$23,607	$41,803	$(46,123)

EBITDA (a)
Building Materials Distribution	$8,055	$1,344	$12,563	$32,874	$10,384
Wood Products	13,233	2,216	28,628	80,238	13,316
Corporate and Other	(4,282)	(3,015)	(4,370)	(16,537)	(14,221)
	$17,006	$545	$36,821	$96,575	$9,479

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	December 31
	2012	2011
ASSETS

Current
Cash and cash equivalents	$54,507	$182,455
Receivables
Trade, less allowances of $2,696 and $2,142	134,743	118,901
Related parties	674	1,236
Other	6,204	3,796
Inventories	325,806	283,978
Prepaid expenses and other	5,523	4,864
	527,457	595,230

Property and equipment, net	265,924	266,456
Timber deposits	6,221	8,327
Deferred financing costs	7,562	4,962
Goodwill	12,170	12,170
Intangible assets	8,900	8,900
Other assets	8,164	6,786
Total assets	$836,398	$902,831

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	December 31
	2012	2011
LIABILITIES AND STOCKHOLDER'S EQUITY

Current
Accounts payable
Trade	$140,192	$116,758
Related parties	1,950	1,142
Accrued liabilities
Compensation and benefits	61,814	32,267
Interest payable	3,188	3,326
Other	29,043	24,486
	236,187	177,979
Debt
Long-term debt	275,000	219,560

Other
Compensation and benefits	206,668	200,248
Other long-term liabilities	14,336	13,676
	221,004	213,924

Redeemable equity	6,443	8,749

Commitments and contingent liabilities

Stockholder's equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 29,700 shares issued and outstanding	297	297
Additional paid-in capital	256,927	482,894
Accumulated other comprehensive loss	(121,229)	(120,845)
Accumulated deficit	(38,231)	(79,727)
Total stockholder's equity	97,764	282,619
Total liabilities and stockholder's equity	$836,398	$902,831

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2012	2011
Cash provided by (used for) operations
Net income (loss)	$41,496	$(46,363)
Items in net income (loss) not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	37,211	39,232
Pension expense	12,653	11,368
Other	(471)	2,220
Decrease (increase) in working capital, net of acquisitions
Receivables	(17,238)	(15,675)
Inventories	(41,828)	(20,899)
Prepaid expenses and other	(652)	(72)
Accounts payable and accrued liabilities	53,041	1,878
Pension contributions	(8,486)	(13,621)
Other	4,410	(1,049)
Net cash provided by (used for) operations	80,136	(42,981)

Cash provided by (used for) investment
Expenditures for property and equipment	(27,386)	(33,537)
Acquisitions of businesses and facilities	(2,355)	(5,782)
Proceeds from sales of assets	246	3,126
Other	61	(424)
Net cash used for investment	(29,434)	(36,617)

Cash provided by (used for) financing
Issuances of long-term debt	300,000	—
Payments of long-term debt	(244,560)	—
Distributions to Boise Cascade Holdings, L.L.C.	(228,268)	—
Financing costs	(5,822)	(2,548)
Net cash used for financing	(178,650)	(2,548)

Net decrease in cash and cash equivalents	(127,948)	(82,146)

Balance at beginning of the period	182,455	264,601

Balance at end of the period	$54,507	$182,455

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2012 Form 10-K. Net income (loss) for all periods presented involved estimates and accruals.

(a)
EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income (loss) to EBITDA for the three months ended December 31, 2012 and December 31, 2011, and September 30, 2012 and the years ended December 31, 2012 and 2011:

	Three Months Ended			Year Ended
	December 31		September 30, 2012	December 31
	2012	2011		2012	2011
	(in thousands)
Net income (loss)	1,278	(13,791)	23,503	41,496	(46,363)
Interest expense	7,286	4,813	4,840	21,757	18,987
Interest income	(111)	(93)	(87)	(392)	(407)
Income tax provision	64	94	104	307	240
Depreciation and amortization	8,489	9,522	8,461	33,407	37,022
EBITDA	$17,006	$545	$36,821	$96,575	$9,479

The following table reconciles segment income (loss) to EBITDA for the three months ended December 31, 2012 and December 31, 2011, and September 30, 2012 and the years ended December 31, 2012 and 2011:

	Three Months Ended			Year Ended
	December 31		September 30, 2012	December 31
	2012	2011		2012	2011

	(in thousands)
Building Materials Distribution
Segment income (loss)	$5,852	$(830)	$10,300	$24,032	$1,988
Depreciation and amortization	2,203	2,174	2,263	8,842	8,396
EBITDA	8,055	1,344	12,563	32,874	10,384

Wood Products
Segment income (loss)	6,971	(5,073)	22,464	55,794	(15,071)
Depreciation and amortization	6,262	7,289	6,164	24,444	28,387
EBITDA	13,233	2,216	28,628	80,238	13,316

Corporate and Other
Segment loss	(4,306)	(3,074)	(4,404)	(16,658)	(14,460)
Depreciation and amortization	24	59	34	121	239
EBITDA	(4,282)	(3,015)	(4,370)	(16,537)	(14,221)

EBITDA	$17,006	$545	$36,821	$96,575	$9,479